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                                   GE FUNDS
                            GE INSTITUTIONAL FUNDS
                              GE LIFESTYLE FUNDS
                          GE INVESTMENTS FUNDS, INC.

   I, Joseph A. Carucci, Assistant Secretary of GE Funds, GE Institutional Funds, GE LifeStyle Funds and GE Investments Funds, Inc. (the "Funds"), do hereby certify that attached hereto as Exhibit A are true and correct copies of resolutions duly adopted by the Boards of Trustees/Directors of the Funds at a meeting held on December 14, 2006; such resolutions have not been amended, modified or rescinded and remain in full force and effect.

   IN WITNESS WHEREOF, I have hereunto signed by name this 5th day of April, 2007.

                                                  /S/ Joseph A. Carucci
                                                  -----------------------------
                                                  Joseph A. Carucci
                                                  Assistant Secretary

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                                                                      EXHIBIT A

                                   GE FUNDS
                            GE INSTITUTIONAL FUNDS
                          GE INVESTMENTS FUNDS, INC.
                              GE LIFESTYLE FUNDS

      (Board Resolutions Adopted at a Meeting Held on December 14, 2006)

       VOTED, that it is the finding of the members of the Boards at this Meeting that the Fidelity Bond written by St. Paul Travelers Insurance Company and Federal Insurance Company (the "Bond") covering the officers and employees of the GE Funds, Institutional Funds, LifeStyle Funds, GEI Funds and certain other investment companies advised by GEAM, in accordance with the requirements of Rule 17g-1 under the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the GE Funds, Institutional Funds, LifeStyle Funds and GEI Funds to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the GE Funds', Institutional Funds', LifeStyle Funds' and GEI Funds' portfolios, the nature of the securities in those portfolios, the number of parties named as insured parties under the Bond and the nature of the business activities of the parties; and further

       VOTED, that the premium, if any, to be paid by each such Fund under the Bond for the forthcoming period be, and it hereby is, approved by vote of the members of the Boards (all members voting) and separately by the "non-interested" members, after having given due consideration to, among other things, the number of parties insured under the Bond, the nature of the business activities of those parties, the amount of the Bond, the amount of the premium, if any, for such Bond, the ratable allocation of the premium, if any, among all the parties named as insureds and the extent to which the share of the premium allocated to each such Fund under the Bond is less than the premium, if any, the Fund would have had to pay had each maintained a single insured bond; and further

       VOTED, that the Bond be, and hereby is, approved by vote of a majority of the members of the Boards (all members voting) and separately by a majority of the "non-interested" members; and further

       VOTED, that the Joint Insured Bond Agreement dated as of December 12, 2002, as required by paragraph (f) of Rule 17g-1 under the 1940 Act, with the other named insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by a Fund and also by one or more of the other named insureds, such Fund shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act be, and hereby is, approved; and further

       VOTED, that the actions of the officers of the Funds in obtaining the Bond with St. Paul Travelers Insurance Company and Federal Insurance Company be, and hereby are, ratified, confirmed and approved; and further

       VOTED, that the members of the Boards, or any of them, are authorized to make any and all payments and to do any and all other acts, in the name of the Funds and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.